Exhibit 6.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), is made and entered into effective as of October 3, 2018 (the “Effective Date”), by and between Moving iMage Technologies, LLC, a Delaware limited liability company (the “Service Provider”), and Caddy Products, Inc., a California corporation (the “Company”).

WHEREAS, as of the Effective Date, the Service Provider and the Company are in the processes of negotiating a transaction whereby the Service Provider would acquire substantially all of the assets of the Company (the “Transaction”);

WHEREAS, as of the Effective Date, at the direction of and with the approval of the Company, the Service Provider hired Jim Winebarger, a former employee of the Company, to run the sales and marketing of the Company (the “Sales Services”);

WHEREAS, as of November 6, 2018 and at the direction of and with the approval of the Company, in preparation of the closing of the Transaction, the Service Provider has been providing certain advisory and consulting services to the Company to assist it in the operation of its business, including executing Company purchase orders , holding the Company’s inventory, and hosting the computer system of the Company and other business assets, and is otherwise acting as an agent of the Company in operating the Company’s business (subject to the review and approval of the Company and all on behalf of and for the benefit of the Company) prior to the closing of the Transaction (the “Business Services”); and

WHEREAS, the Company desires to retain the Service Provider to continue to provide such advisory and consulting services in preparation of the closing of the Transaction upon the terms and conditions hereinafter set forth, and the Service Provider is willing to continue to undertake such obligations.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.           Appointment. The Company hereby engages the Service Provider, and the Service Provider hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company, as described in Section 3 hereof.

2.           Term. The term of this Agreement (the “Term”) shall terminate on the closing of the Transaction; provided, however, that this Agreement and the Company’s engagement of the Service Provider hereunder may be terminated at any time upon sixty (60) days written notice of one party to the other party. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect the Company’s duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of such termination.

3.           Duties of the Service Provider. The Service Provider Affiliates shall provide the Company with services as the Company may reasonably request from time to time including the Business Services, Sales Services and the other services set forth on Exhibit A attached hereto (collectively, the “Management Services”). The Service Provider will perform or cause to be performed Management Services in a professional manner and in compliance with all applicable laws, rules and regulations. The Service Provider shall perform the Management Services at the times and places reasonably requested by the Company to meet the needs and requirements of the Company, taking into account other engagements that the Service Provider may have.

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4.           Fees for Sales Services. As consideration payable to the Service Provider for providing the Sales Services to the Company, the Company shall pay to the Service Provider a monthly management fee in an amount equal to $10,000, and pro rata for any partial month (the “Sales Services Fee”). The Sales Services Fee shall be payable in arrears on the last business day of each month (each, a “Fee Payment Date”) and ending on December 31, 2018, commencing on November 30, 2018 (the “Initial Fee Payment Date”); provided, however, that the payment on the Initial Fee Payment Date shall also include the portion of the Sales Services Fee for the period commencing on October 3, 2018 and ending on October 31, 2018 equal to $9,354.84. For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Palm Desert, CA are authorized or required by applicable law to be closed for business.

5.           Fees for Other Management Services. As consideration payable to the Service Provider for providing the Business Services and the other non-Sales Services to the Company, the Company shall pay to the Service Provider no monthly management fee but will pay Company-approved sales related travel and entertainment expenses and other expenses paid by Service Provider on behalf of The Company (for example, shipping fees). The Other Management Services Fee shall be payable in arrears on the Fee Payment Date.

6.           Failure of Transaction to Close. In the event that Transaction does not close on or before June 30, 2019 (the “Transaction Termination Date”). Service Provider shall (A) arrange to transfer all assets of the Company, including, without limitation: (i) all cash, accounts or notes receivable; (ii) all inventory, finished goods, raw materials, work in progress, packaging supplies, parts and other inventories; (iii) all contracts and leases; (iv) all intellectual property; (v) all furniture, fixtures, equipment, supplies and other tangible personal property; (vi) all prepaid expenses, credits advance payments, security deposits, charges, sums and fees; (vii) all books and records; and (viii) all goodwill associated with any of the assets described in the foregoing clauses, to a location designated by the Company; and (B) the Company shall arrange for the payment of all liabilities of the Company;

7.           Permissible Activities. Nothing herein shall in any way preclude the Service Provider or its affiliates from engaging in any business activities or from performing services for its own account or for the account of others.

8.           Limitation on Liability; Indemnification. Service Provider shall provide or cause to be provided the Management Services set forth herein in any reasonable manner and Service Provider shall indemnify, defend and hold harmless the Company and its affiliates and representatives from and against any and all loss or damage (including reasonable and documented out-of-pocket attorneys’ fees) relating to, arising out of or resulting from the gross negligence or willful misconduct of Service Provider or its affiliates, assignees or subcontractors that provides a Management Service to the Company in connection with the provision of, or failure to provide, any Management Services to the Company. Without limiting the foregoing, neither Service Provider nor its affiliates shall be liable for any indirect, punitive, incidental or consequential damages arising out of this Agreement or the performance of Service Provider’s obligations hereunder, including, without limitation, any loss of profit. In addition, the Company shall indemnify and hold harmless Service Provider and its affiliates for any loss or damage (including reasonable and documented out-of-pocket attorneys’ fees) relating to any third party claims against Service Provider or its affiliates arising as a result of this Agreement, except to the extent caused by the gross negligence or willful misconduct of Service Provider or its affiliates. Without limiting the foregoing, it is acknowledged and agreed that the Management Services provided hereunder do not include any legal or tax advice.

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9.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature page (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9).

10.         Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.         Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Service Provider may assign its rights and obligations hereunder to any affiliate. Any attempted transfer or assignment in violation of this Section 11 shall be void.

12.         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

13.         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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15.         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.         Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Fountain Valley and County of Orange, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

17.         Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.

18.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the date first written above.

Caddy Products, Inc.

By: _/s/ Scott Lloyd Anderson______
Name: __Scott Lloyd Anderson_______
Title: ___CFO_____________________

Address:
73850 Dinah Shore Drive #115
Palm Desert, CA 92211
Attn: _________________________
Facsimile: _____________________
E-mail: _______________________

Moving iMage Technologies, LLC

By: _/s/ Glenn Sherman___________
Name: ___Glenn Sherman__________
Title: ___President & CEO___________

Address:
17760 Newhope Street
Fountain Valley, CA 92708
Attn: _________________________
Facsimile: _____________________
E-mail: _______________________

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Exhibit A

Management Services

1.	Sales and Marketing Services
a.	Consulting and sales services of Jim Winebarger

2.	Operational Support
a.	Order processing

b.	Reporting

3.	Systems and Information Technology Support including on-going information technology (IT) support, consisting of: e-mail, office and mobile phone access and service; Internet access and service; VPN access to email; and file server access.

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